Exhibit 16.1

July 10, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NexPoint Multifamily Realty Trust, Inc. (formerly Highland Capital Realty Trust, Inc.) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 27 of Form S-11, as part of the Form S-11 of NexPoint Multifamily Realty Trust, Inc. dated July 10, 2015. We agree with the statements concerning our Firm contained in such registration statement.

Very truly yours,

PricewaterhouseCoopers LLP